                                        Filed Pursuant to Rule 424(b)(3) and (c)
                                                           File Number 333-30473



                          PROSPECTUS SUPPLEMENT NO. 2
                                       TO
                         PROSPECTUS DATED JULY 31, 1997
                AND PROSPECTUS SUPPLEMENT DATED OCTOBER 21, 1997

                               1,067,295 SHARES

                                  P-COM, INC.

                                 COMMON STOCK
                         ($0.0001 PAR VALUE PER SHARE)

          This Prospectus Supplement supplements the Prospectus dated July 31, 1997 and the Prospectus Supplement filed with the Securities and Exchange Commission on October 21, 1997 (collectively, the "Prospectus") of P-Com, Inc. (the "Company") relating to the public offering, which is not being underwritten, and sale by certain stockholders of the Company or by pledgees, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer (the "Selling Stockholders") of 1,067,295 shares of Common Stock, $0.0001 par value per share, of the Company (the "Common Stock") who received such shares in connection with the acquisition of substantially all of the assets of Columbia Spectrum Management, L.P. ("CSM") and the acquisition by statutory merger of Control Resources Corporation ("CRC"). This Prospectus Supplement should be read in conjunction with the Prospectus, and this Prospectus Supplement is qualified by reference to the Prospectus except to the extent that the information herein contained supersedes the information contained in the Prospectus. Capitalized terms used in this Prospectus Supplement and not otherwise defined herein have the meanings specified in the Prospectus. This Registration Statement shall also cover any additional shares of Common Stock which become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the Selling Stockholders' outstanding shares of Common Stock. For example, this Registration Statement covers the shares of the Company's Common Stock issued with respect to the 1,067,295 shares listed above pursuant to the 2-for-1 stock split effected on September 26, 1997.

                              SELLING STOCKHOLDERS

          The following table sets forth the number of shares of Common Stock owned by stockholders of the Company who were not specifically identified in the Prospectus as Selling Stockholders for the number of shares of Common Stock indicated. The table of Selling Stockholders in the Prospectus is hereby amended to include the following

                                       1.

stockholders as Selling Stockholders:

                                                                      Number of
                                                                       Shares
                                 Number of Shares    Percent of    Registered for
                                   Beneficially      Outstanding        Sale
 Name of Selling Stockholder           Owned           Shares         Hereby(1)
------------------------------  -------------------  -----------  -----------------
Kurt Higgins and                             250           *                 250
Erin P. Higgins JTWROS

Joleen D. Higgins                            250(2)        *                 250(2)

Maria Connors, Custodian                     250           *                 250
for Padraic Connors UGMA/CT

Sean Connors, Custodian                      250           *                 250
for
Morgan Taylor Connors UGMA

Sean Connors and Maria                       250           *                 250
Connors JTWROS

Stacey Rae Cohane, Custodian                 250           *                 250
for Ryan Finnegan Cohane

Stacey Rae Cohane, Custodian                 250           *                 250
for Mackinzie Rae Cohane

Stacey Rae Cohane, Custodian                 250           *                 250
for Callahan Jack Cohane

Stacey Rae Cohane                            250           *                 250

Brianna L. Coston                            250           *                 250

---------------------------------------------
     *  less than one percent

(1) This Registration Statement shall also cover any additional shares of Common Stock which became or will become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the Selling Stockholders' outstanding shares of Common Stock. For example, this Registration Statement covers the shares of Common Stock issued with respect to the above-listed shares pursuant to the 2-for-1 stock split effected on September 26, 1997.

(2) Indicates shares owned by the Selling Stockholder in addition to those previously set forth in the Prospectus due to a transfer of Common Stock.

     * The Company may amend or supplement the Prospectus and this Prospectus Supplement from time to time to update the disclosure set forth therein and herein.

          THE DATE OF THIS PROSPECTUS SUPPLEMENT IS FEBRUARY 17, 1998

                                       2.